EXHIBIT 99.1

OVERLAND STORAGE POSTS THIRD QUARTER RESULTS

— Targets 24 Percent Revenue and 46 Percent Earnings Growth for Fiscal 2004 —

SAN DIEGO – April 22, 2004 – Overland Storage, Inc. (NasdaqNM: OVRL) today announced results for its fiscal 2004 third quarter and nine-month period ended March 31, 2004.

Revenue for the fiscal 2004 third quarter increased five percent to $58.8 million compared with $56.2 million for the same period last year.  Net income for the third quarter was $2.9 million compared with $2.4 million for the fiscal 2003 third quarter.  Net income per diluted share for the fiscal third quarter was $0.20 compared with $0.20 a year earlier.  Pro forma net income for the third quarter of fiscal 2004, excluding the non-cash amortization resulting from the June 2003 acquisition of Okapi Software, Inc. that is charged to cost of goods sold, was $3.2 million, or $0.22 per diluted share.  Pro forma results are presented to provide a more complete view of the company’s financial results in light of the launch of new products during fiscal 2004 resulting from the acquisition of Okapi.  See “Non-GAAP Financial Measures” below.

Revenue for the nine months ended March 31, 2004 increased 31 percent to $183.1 million compared with $139.4 million last year.  Net income for the nine-month period more than doubled reaching $8.6 million, or $0.59 per diluted share, compared with $3.4 million, or $0.28 per diluted share, for the same period a year earlier.   Pro forma net income for the nine-month period of fiscal 2004 was $9.4 million, or $0.66 per diluted share.

The per share calculation reflects an increase of 2.2 million shares used in the earnings per share calculation resulting from new shares issued in conjunction with the company’s May 2003 private stock placement, additional shares issued as partial consideration for the Okapi acquisition and the exercise of employee stock options.

“Going into our third quarter, we expected difficult comparisons to the prior year because last year’s third quarter benefited from a backlog of orders from our largest OEM customer that could not be filled in the previous quarter.  Compensating for this challenging OEM comparison, our branded channel grew 28 percent over the prior year.  This year sales were strong in all geographic regions with the Americas reporting 34 percent growth.

“Historically and absent unusual events, Overland’s fiscal third quarter is seasonally slower than its second and fourth fiscal quarters.  This year’s performance appears consistent with that pattern.  Due to the exceptional strength of our second fiscal quarter, however, third quarter revenue this year was disproportionately lower than anticipated.  We now believe that the second quarter benefited from an unusually high level of IT ‘budget-flush’ purchases due to the improving economic outlook.  While anticipating a return to more normal cycles, and factoring in the uncertainty of external events, we are taking a cautious stance regarding our fourth quarter.  On the positive side we are pleased with the traction of our new NEO 8000 tape library and the excitement surrounding our next generation REO 4000 disk-to-disk backup and recovery appliance,” said Christopher Calisi, president and chief executive officer.

Gross margin as a percent of sales for the third quarter of fiscal 2004 was 27.5 percent compared with 27.9 percent a year earlier.  On a pro forma basis, excluding the amortization for the Okapi acquisition charged to cost of goods sold, the gross margin for the quarter was 28.3 percent.  This year’s increased margin resulted from a lower concentration of OEM business compared to the prior year quarter.

Operating expenses for the fiscal 2004 third quarter were nearly flat with the prior year quarter and were down on a sequential basis compared to the second fiscal quarter.  Subsequent to the end of the quarter, the company settled patent litigation that had been ongoing since the third fiscal quarter of 2003.  In accordance with GAAP, the company has accrued the cost of the settlement in general and administrative expenses in the March quarter.

 “Last week, we announced our new, next-generation REO4000 that provides an unmatched combination of speed, flexibility, reliability and affordability.  Its expanded feature set includes fibre channel connectivity, RAID-5 capability and tape emulation.  This product announcement has generated a significant amount of press from industry analysts and publications.  We anticipate first customer shipments by the end of April,” Calisi said.

He further highlighted the company’s third quarter first-customer shipment of its new NEO 8000 tape library capable of scaling from 100 to 500 cartridges.  “The NEO 8000 greatly expands Overland’s addressable market, and we are very optimistic about its market reception and potential. By leveraging our existing NEO design, we have gained significant cost advantages and have priced the NEO 8000 to be extremely price competitive.  The sales pipeline is growing rapidly and is especially strong in Europe,” Calisi added.

Forward Guidance

While the company believes it is on target to achieve 24 percent revenue and 46 percent earnings growth for fiscal 2004, it has adjusted guidance for its fiscal fourth quarter.  The company now expects revenue for its fiscal fourth quarter to be approximately $60 million.  Gross margins are expected to be relatively flat with the third fiscal quarter, while expenses should be up slightly as a result of increased R&D spending on a new product development program that the company has just launched.  Net income for the fourth quarter is estimated to be $0.20 per diluted share and $0.22 per diluted share on a pro forma basis.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Pro Forma Consolidated Statement of Operations that excludes the non-cash amortization of the $9.0 million intangible asset (including the gross-up effect related to deferred taxes) that arose from the June 2003 acquisition of Okapi.  The intangible is being amortized to cost of goods sold over five years, the estimated life of the acquired products.  Overland did not begin shipping the products gained from the acquisition until August 2003, and expects that sales of these products will grow sequentially during the four quarters of fiscal year 2004.  Because GAAP requires that the intangible asset be amortized at a minimum on a straight-line basis commencing immediately upon acquisition, the amortization in each of the first three quarters of fiscal year 2004 exceeded the revenue generated by the product, thereby resulting in a negative gross profit for the product line and a depression of the company’s overall gross margin.  During the product introduction ramp-up expected to occur throughout fiscal year 2004, management will evaluate the performance of this new product line excluding the amortization charge, and allocate resources based on such evaluation.  The company therefore believes that the pro forma results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include amortization charges.  The company considered the capital costs of the acquisition when it modeled the expected benefits, and management expects that revenues from the product will increase by the end of fiscal year 2004 to a level sufficient to generate a more normalized product gross margin on a GAAP basis.  Accordingly, the company intends to discontinue reporting pro forma results beginning in fiscal 2005.  Reconciliations of GAAP net income to pro forma net income and GAAP to pro forma per share results are provided in a table immediately following the Pro Forma Consolidated Statements of Operations.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues.  Accordingly, these pro forma results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Overland Storage provides world-class data storage management solutions designed to ensure business continuity.  Focused on backup and recovery, Overland delivers hardware and software solutions for midrange-computer environments.  These include NEO Series, the award winning automated storage libraries that set the standard for intelligent, automated and scalable storage and REO Series, the disk-to-disk backup and recovery appliance.  Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the company, its competitors or its licensees, including the launch of the company’s new REO and NEO 8000 products, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series and NEO Series are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing third quarter 2004 results and the outlook for the remainder of fiscal 2004 will be held beginning at 10:30 a.m. EDT, April 22, 2004, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net revenues	$58,789	$56,200	$183,108	$139,351
Cost of revenues	42,622	40,509	133,692	101,485
Gross profit	16,167	15,691	49,416	37,866

Operating expenses:
Sales and marketing	7,597	6,959	22,989	19,718
Research and development	1,659	2,216	5,442	5,639
General and administrative	2,808	2,680	8,359	7,206
Total expenses	12,064	11,855	36,790	32,563

Operating income	4,103	3,836	12,626	5,303
Interest income, net	159	14	368	108
Other income (loss), net	63	(124)	64	(209)
Income before income taxes	4,325	3,726	13,058	5,202
Income taxes	1,449	1,286	4,505	1,795
Net income	$2,876	$2,440	$8,553	$3,407

Earnings per share:
Basic	$0.21	$0.22	$0.64	$0.31
Diluted	$0.20	$0.20	$0.59	$0.28

Shares used in computing earnings per share:
Basic	13,587	11,162	13,288	11,079
Diluted	14,551	12,230	14,400	11,999

OVERLAND STORAGE, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net revenues	$58,789	$56,200	$183,108	$139,351
Cost of revenues	42,173	40,509	132,345	101,485
Gross profit	16,616	15,691	50,763	37,866

Operating expenses:
Sales and marketing	7,597	6,959	22,989	19,718
Research and development	1,659	2,216	5,442	5,639
General and administrative	2,808	2,680	8,359	7,206
Total expenses	12,064	11,855	36,790	32,563

Operating income	4,552	3,836	13,973	5,303
Interest income, net	159	14	368	108
Other income (loss), net	63	(124)	64	(209)
Income before income taxes	4,774	3,726	14,405	5,202
Income taxes	1,600	1,286	4,970	1,795
Net income	$3,174	$2,440	$9,435	$3,407

Earnings per share:
Basic	$0.23	$0.22	$0.72	$0.31
Diluted	$0.22	$0.20	$0.66	$0.28

Shares used in computing earnings per share:
Basic	13,587	11,162	13,141	11,079
Diluted	14,551	12,230	14,356	11,999

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:

GAAP net income	$2,876	$2,440	$8,553	$3,407
Amortization of purchased intangible assets	449	—	1,347	—
Income tax effect	(151)	—	(465)	—
Pro forma net income	$3,174	$2,440	$9,435	$3,407

A reconciliation between diluted earnings per share on a GAAP basis and pro forma diluted earnings per share is as follows:

GAAP net income	$0.20	$0.20	$0.60	$0.28
Amortization of purchased intangible assets	0.03	—	0.09	—
Income tax effect	(0.01)	—	(0.03)	—
Pro forma net income	$0.22	$0.20	$0.66	$0.28

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2004	June 30, 2003
	(unaudited)
ASSETS
Cash and equivalents	$59,230	$55,020
Short term investments	3,853	—
Accounts receivable, net	36,917	31,850
Inventories	19,936	19,262
Other current assets	8,979	6,812
Total current assets	128,915	112,944
Property, plant and equipment, net	8,109	8,171
Other assets	8,756	9,807
Total assets	$145,780	$130,922

LIABILITIES & EQUITY
Current liabilities	$31,505	$28,618
Long-term debt	—	3,026
Other long-term liabilities	6,478	6,014
Shareholders’ equity	107,797	93,264
Total liabilities and equity	$145,780	$130,922